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The following is a transcript of the webcast posted to the Investors section of The New York Times Company Web site at http://www.nytco.com:

Bear Stearns 21st Annual Media Conference

The New York Times Company

March 11, 2008
9:20 AM ET

Janet Robinson:                                                          Thank you, Alexia.  If you could just turn your attention to the screen and review the statement for a moment.  I know this is riveting material for all of you.

                                                                                                                                                The New York Times is a great institution, one that is vital to the national and global media information landscape.  I will tell you that, especially having watched what is happening to many of our competitors, we are as committed to protecting the franchise as ever.

                                                                                                                                                That said, 2007 was another tremendously challenging year for the media business.  Like many other companies in our industry, we are in the midst of extraordinary technological transformations unlike any we have seen in our lifetimes.

                                                                                                                                                But I can tell you that there are no silver bullets.  There’s just a lot of hard work ahead, just as there has been in recent years.

                                                                                                                                                We recognize with great clarity that managing through the transition to the digital age is a balancing act.  We must capitalize on opportunities we see in print while improving productivity and reducing our cost structure.  At the same time, we must continue to grow our Internet businesses organically but we must also make smart acquisitions that complement our existing properties and expand our digital holdings.

                                                                                                                                                It means allocating capital wisely and acquiring and investing in digital distribution and content in a thoughtful way to serve our readers and to serve our advertisers.

                                                                                                                                                We are transforming this company to compete and succeed in the future.  Fortunately, we do believe that by staying true to our core values, that there is a path forward, one that we believe will reward shareholders who stay with us over the long term.

                                                                                                                                                The New York Times Company has made, and is making, significant strides in this transition from a company focused primarily on print to one that is increasingly digital in focus and multiplatform in delivery.  We are guided by a strategy designed to meet the demands of a marketplace that have been reconfigured technologically, economically and geographically.

                                                                                                                                                There are four key elements to our strategy:

•                  introduce relevant new products and services both in print and online;

•                  build our digital research and development capability;

•                  aggressively manage costs; and

•                  rebalance our portfolio of businesses both by making acquisitions and by divesting properties that no longer meet the financial targets or strategically fit within the Times Company.

All of these actions are taken, keeping uppermost in mind our goal of increasing the value of the Company for our shareholders.

                                                                                                                                                We show this slide not to declare victory; we aren’t yet close to that.  But we are making strong progress.  Here are the headlines from last year.  In 2007 our online revenues were up 22 percent, excluding the additional week in 2006; circulation revenues rose 2 percent, excluding the additional week in 2006; operating costs decreased 2 percent; and operating profit before D&A and special items rose modestly.

                                                                                                                                                In addition, we had asset sales totaling $615 million, acquisitions of $35 million, which brings us to $500 million or so in acquisitions since 2005, and we increased our dividend 31 percent.  This isn’t happening by accident.  It’s the result of a lot of hard work and focus, or as sports fans would say, a lot of basic blocking and tackling.

                                                                                                                                                And that will continue in 2008, particularly in light of the fact that in early 2008 we are seeing the effects of a weaker economy.  In January, our advertising revenues declined 9.8 percent, as we saw all of the major categories of print advertising soften.  Internet revenues grew less strongly, mainly due to declines in recruitment, real estate and automotive advertising.  With a weaker economy, we will remain very focused on our cost reduction measures, which Jim will discuss.

                                                                                                                                                Managing our print and digital businesses well and developing products across both are, of course, key to our transformation and to serving our company’s advertisers and readers.

                                                                                                                                                While we believe that print will continue to be a viable medium for many years to come, overall print advertising and circulation have been declining across the industry in recent years.  Our job, therefore, is to grow our digital business quickly enough to outpace print declines.  We seek to increase the share of revenues and profits coming from our digital operations through organic growth and through acquisitions.  At the same time, we are capitalizing on opportunities that we see in the print area, while being very diligent at managing costs and allocating capital spending to projects where the investments are expected to give a strong return.

                                                                                                                                                We have powerful and trusted brands whose relevance and high-quality content have and continue to attract an affluent, influential audience that is highly valued by advertisers.  We have been very aggressive in new product development area.  For example, three years ago we redesigned The Times’ Sunday supplemental magazines and we re-branded them “T: The New York Times Style Magazine.”  These new publications have been hugely successful with both readers and advertisers, particularly with luxury brands.  Advertising paging grew 12 percent and revenues increased 9 percent in 2007.

                                                                                                                                                Since the introduction of “T,” we expanded its franchise in print, online and globally.  Last December, we introduced “T” Magazine online, which provides a unique platform for luxury brands.  The site has resonated with advertisers with packages purchased through November 2008 by Bloomingdale’s, Gucci and LVMH.

                                                                                                                                                Another example is PLAY, our magazine for sports enthusiasts, which is distributed four times a year in the Sunday New York Times.  This year, we will have an extra issue of PLAY devoted to the Beijing Summer Olympics and distributed in the IHT in Asia, as well as in The New York Times.  The Nielsen Company will be the exclusive advertiser for this special issue.  Advertising in this issue is part of Nielsen’s new global branding initiative and includes a multi-platform advertising campaign covering print, online, radio and mobile.

                                                                                                                                                Like The Times, the Globe has introduced new print products in areas where it believes there are opportunities to garner advertising, especially in the luxury goods categories.  These have included three new magazines.

                                                                                                                                                Let me stop for a moment and say a few words about the Globe, our regional newspapers and the Red Sox.  Obviously, it’s been tough in New England.  There are well recognized cyclical and secular forces affecting the Globe’s performance.  Some areas we believed would improve have not done so as fast as we would like.  Some other areas have improved nicely.  We are focused on reducing costs and executing on our strategic initiatives.

                                                                                                                                                Many people have asked whether we would consider selling the Globe.  Anybody evaluating a divestiture needs to keep in mind the market for newspapers, as well as the low tax base of our assets like the Globe.  The bottom line is that we constantly evaluate our portfolio for both strategic fit and financial performance, and we will continue to do that.

                                                                                                                                                As for the Regionals, historically, they have had the highest margins of any of our newspaper properties.  The Regionals took many steps to reduce their cost structure in 2007, and we are continuing to do so this year.  There are a number of competitive properties on the market, and they are not selling in this difficult climate.

                                                                                                                                                And finally, because inquiring minds want to know, we believe that the Red Sox have performed very well as a team and as an investment.  New England Sports Ventures provides The Boston Globe, Boston.com with a sports programming outlet with NESN, New England Sports Network, for their journalism, and combined ad sales and valuable marketing promotion.

                                                                                                                                                Turning to circulation, our initiatives here are also an integral part of our effort to reinforce our core print franchise.  Across the industry, circulation volume has been decreasing, and this is true at the Times Company as well.  While part of this decline comes from a secular shift as readers get news and information from other sources, another portion stems from our deliberate strategy to reduce the amount of less profitable circulation.  The number of people who subscribed to The New York Times for at least two years, surpassed 800,000 for the first time in 2007.  This metric speaks to our brand loyalty and continued strength of the print medium.

                                                                                                                                                In total, circulation revenues grew 2 percent excluding the additional week in 2006,* mainly because of higher prices at The New York Times.

                                                                                                                                                Our total brand audience is growing.  The Times’ national print expansion continued with the addition last October of a contract print site for The Times in Salt Lake City.  We are seeing increased copy sales in that market, and in January, we opened another site in Dallas, and a third site in Philadelphia began printing The Times this month.  We expect each of these sites will reduce distribution and other costs as well as increase our national circulation.

                                                                                                                                                Today, the NYT print edition reaches 4.7 million readers each weekday and 6.3 million on Sunday.  And NYTimes.com had 20.5 million unique visitors in January ‘08 versus 14.1 million in January ‘07, up 45 percent.

* Including the additional week, circulation revenues were on a par with 2006.

                                                                                                                                                Growing our digital business is an absolute priority, and we have been very successful in doing so.  The Times Company was the tenth largest presence on the Web, with 51.6 million unique visitors in January 2008, up approximately 21 percent from January 2007.  When you think valuation, think of it as Web presence, we rank ahead of NBC, CBS, MTV and Facebook.

                                                                                                                                                Our Internet strategy is delivering strong revenue growth, which we believe will be key to our success for many years to come.  In the Internet arena, we are focusing on three key levers: attracting more users, deepening their engagement with the site, and then monetizing readers’ usage.

                                                                                                                                                Last year the Company generated a total of $330 million in digital revenues, up 20 percent, or 22 percent excluding the additional week in 2006.  High-margin digital revenues now account for more than 10 percent of our total revenues compared with 8 percent in 2006.

                                                                                                                                                Our goal for NYTimes.com is to build a fully interactive news and information platform, achieving sustainable leadership positions in our most profitable content areas, which we call verticals.  In 2007 this included investing in key verticals to grow those parts of the site that have the highest advertiser demand.  We concentrated on developing NYTimes.com’s verticals in health, in business and technology while continuing to enhance the entertainment and the travel sections.

                                                                                                                                                And we are adding more features and functions to enrich the users’ experiences, including comprehensive reference articles, videos, podcasts, slide shows, Web-only columnists and interactive tools.  Last year, we launched more than 50 blogs and offered more than 2,000 videos on NYTimes.com.  We are using many of the same techniques successfully at Boston.com.

                                                                                                                                                The About Group had a very successful year.  Its revenues were up 28 percent, or 30 percent excluding the additional week in 2006.  Since we acquired About.com in 2005, the compound annual growth rate of its revenues has been 40 percent and its operating profit 55 percent.

                                                                                                                                                We have invested in organically growing About’s business as well as acquiring UCompareHealthCare.com and Calorie-Count.com, which strengthened its position in the key health vertical.  We also acquired ConsumerSearch.com, a leading online aggregator and publisher of reviews of consumer products, with significant growth potential.

                                                                                                                                                Going forward, we will continue to make financially disciplined investments that provide a strong return over the long run.

                                                                                                                                                Underpinning our digital growth strategy is our Research and Development Group.  This Group, the first in our industry, helps us anticipate consumer preferences, devises ways of satisfying them, and assists in product development across the entire Company.  One example was the roll out last year of a new application that allows readers of The Times newspaper and NYTimes.com to send and receive real estate listings on their mobile phones.

                                                                                                                                                Since Research & Development operates as a shared service across all of our Web sites, it is closely aligned with our operating units, this application, and others like it that integrate print, mobile and the Web, and can be rapidly deployed across all of our newspapers and Web sites.  The R&D team is also upgrading our newsroom video infrastructure, which will help boost output and distribution of our award-winning Web videos.

                                                                                                                                                Our strategy has been to carefully focus on preserving and improving the value of our core newspaper brands; at the same time that we position our Company for a strong and vibrant future in an increasingly digital world.

                                                                                                                                                In this era, no media company can afford to be an island, and we are pursuing relationships with leading Web and broadcast entities.  In January, CNBC and The New York Times entered into a digital content sharing agreement in the areas of business and technology, including finance, economics, money management and personal finance.

                                                                                                                                                The Times Company also continues to be among Google’s largest content partners, and plans to deepen this relationship over the coming months with the use of Google technology.

                                                                                                                                                Last year the Company entered into a strategic alliance with Monster Worldwide, which combines the Times Company’s market-leading Web sites with Monster’s superior technology and expansive database to create co-branded sites targeting both local and national recruitment markets.

                                                                                                                                                In November, our Regional Media Group entered into an agreement with Yahoo! to provide advertising and search services to that Group’s Web sites and the Web site of the Worcester Telegram & Gazette, which is part of our New England Media Group.

                                                                                                                                                Last month, four media companies, including the Times Company, created a new online sales organization called quadrantONE for premium advertisers seeking high-quality local audiences and national reach.  The Web sites associated with the New England and Regional Media Groups are participating in this network.

                                                                                                                                                That covers for the first two areas of our strategy: introducing new products in print and online, and developing our Research & Development capabilities.  Now I’m going to turn the podium over to Jim so he can discuss how we’re reducing our costs and rebalancing our portfolio.

James Follo:                                                                               Thanks, Janet. Our business environment requires us to aggressively manage costs.  Building for the future demands financial discipline, greater efficiency and productivity across the Company.  This is particularly true as we balance the ongoing investments we must make in our businesses with our drive to reduce costs and increase organizational effectiveness.

                                                                                                                                                Last year we significantly reduced our costs.  This year we plan to continue to do so, particularly in a softer economy.  We are determined to decrease our cash cost base by a total of approximately $230 million in 2008 and 2009, excluding the effects of inflation, staff reduction costs and one-time costs, and that’s compared to our 2007 cash cost base.

                                                                                                                                                These savings will come from the consolidation of our New York area printing plants, reductions in the size of the printed pages at The Times and the Globe, and a shift away from less profitable circulation by reducing promotion, production, distribution and other related costs.

                                                                                                                                                Additional savings are expected to come from standardizing, streamlining and consolidating processes and shifting staff to lower cost locations.  The areas that present the greatest opportunity are general and administrative, production, technology, distribution and circulation sales.

                                                                                                                                                Across the Company, our headcount from continuing operations has decreased 8 percent over the past two years, despite a significant increase in the number of employees working on our digital efforts.  We recognize that in order to achieve our financial goals, our cost reduction program and productivity work must be ongoing and systematic work.

                                                                                                                                                We are going to be as forceful as we can in streamlining our business.  Our cost reduction measures will be carefully managed so that we do not compromise our journalism, the smooth functioning of our operations or our ability to achieve our long-term goals.

                                                                                                                                                One thing that we spend a great deal of time on is analyzing how best to allocate capital.  Effective capital allocation is an important element of long-term value creation, which will ultimately be reflected in our share price.

                                                                                                                                                A priority for our cash has been investing in high-return capital projects that improve operations, increase revenues and reduce costs.  One example is the investment we are making in the consolidation of our two New York metro area printing plants into one facility.  We expect this project, which was completed one month ahead of schedule, to result in a strong return by saving $30 million in lower operating costs annually.  With the completion of both our new headquarters and the plant consolidation project in 2008, capital spending this year is expected to decrease to about $150 to $175 million from $375 million in 2007.

                                                                                                                                                I would like to comment for a moment on our building because many ask whether we could monetize our ownership.  The fact is that the building is a significant asset to the Company that has appreciated in value beyond our original investment.  It has tremendous value to us beyond that of course.  As you know, we are currently leasing five floors and are receiving rental income from them.  We are also leasing TheTimesCenter for events.

                                                                                                                                                We regularly evaluate what is the best ownership structure for our new headquarters, keeping in mind that we would have to balance the expenses of any different structural arrangements like a mortgage, renting or leasing against the use of the proceeds and the income generating capacity.  We don’t believe that a sale leaseback of the building creates any material value for shareholders, and it does reduce the financial flexibility that the building provides.  But I will caveat this by saying that any decision as to whether to enter into a transaction or financing arrangement will always depend upon our capital requirements, general market conditions, and other factors.

                                                                                                                                                Another important component of capital allocation is making acquisitions and investments that are financially prudent and consistent with our strategy.  We have been rebalancing our portfolio of businesses, and as you can see on this slide, every acquisition must pass a five part test.

                                                                                                                                                Over the past three years, we have spent more than $500 million on acquisitions and strategic investments in new media.  We continue to apply the same financial discipline to potential acquisitions that we applied in the past.

                                                                                                                                                We are mindful of the significant valuations that are still required to buy digital assets, and therefore the associated risk.  In 2007 we made acquisitions and investments in new media totaling $35 million.  Again, each must pass our five-part test and we project each will have attractive ROIs.

                                                                                                                                                We will regularly evaluate the purchase of other companies and investments, particularly in the Internet space.  We also continue to analyze our existing businesses.  As Janet said, we do so to determine if they are meeting our financial goals for financial performance, growth and return on investment, and remain relevant to our strategy.

                                                                                                                                                As a result of this rigorous process, we have sold assets for gross proceeds totaling more than $700 million since 2006.  This included our Broadcast Media Group, a radio station, WQEW, and our investment interest in the Discovery Times Channel.  The proceeds from these sales were used to repay debt and provide financial flexibility to invest and grow our businesses.

                                                                                                                                                Our current priorities for cash flow are investing in high-return capital projects that will improve operations, increase revenues and lower costs, making acquisitions and investments that are financially and strategically attractive, reducing debt to allow for financing flexibility, and regularly evaluating the repurchase of our stock, and continuing to reward shareholders with attractive dividends.  Last year, we returned more capital to shareholders.  In March 2007, we announced that we were increasing our quarterly dividend by 31 percent, resulting in us giving back approximately $125 million to shareholders in the form of dividends.  Our dividend yield is currently among the highest in our industry at about 5 percent.

                                                                                                                                                In closing, as the media marketplace continues to change, we believe that we have many strengths that are helping us successfully transform our Company into a leaner and more innovative organization.  We have trusted brands that we are leveraging into new products in print and online.  Our digital businesses have been growing strongly and have a very bright future.  We have a proven commitment to cost reduction.  Our solid balance sheet includes significant assets such as our new headquarters building.  We offer investors an attractive dividend, yielding about 5 percent, and for all of these reasons, we believe that The New York Times is well positioned to improve performance and reward investors.

                                                                                                                                                With that, we will be happy to take your questions.

Unidentified Speaker:                              Right now, what are your weakest national categories, and are there any strong ones, and could you also comment on retail in general?

Janet Robinson:                                                          The weakest national categories are in the transportation and the telecommunications area; the retail category, depending on the area, luxury brands and the luxury retail is very strong.  Mass market is weaker overall.  The real weakness is in the classified categories, with real estate, of course, leading that, but help wanted is quite weak as well.

                                                                                                                                                The luxury brands and financial services are very strong, both at the Globe and at The New York Times.

Unidentified Speaker:                              I’d like to ask sort of a research question, particularly on the attrition issue.  I’m assuming you’re asking your attrits why they exit, why they don’t re-up, and I understand it’s a secular trend and so forth; what are they telling you in terms of the reasons for attrits?  Is it the price increase, decline in trusting the brand, other factors, but what is your research telling you in terms of why the circulation, why the re-up is down?

Janet Robinson:                                                          It’s really not a price consideration.  In fact, The New York Times, as you well know, is close to $600 a year for a home delivery, and we increased our rates, in fact, in July of 2007, and we really didn’t see a huge decline at all.  I think one of the areas that we do, or one of the responses that we do get often is that there is some migration to the Internet, and as I noted in my remarks, the Internet audience of NYTimes.com and Boston.com continues to grow very nicely, thus creating advertising inventory that’s creating revenue.

                                                                                                                                                But I think it’s time, a time commitment in regards to reading overall, which seems to come back.  I don’t have the time to read the newspaper, or you know, to utilize all of the sections.  But it really isn’t a cost issue at all.

                                                                                                                                                In regard to a lot of the brand work — we are very much a brand-focused company, a brand-management focused company.  We have been for years.  We do brand loyalty research every year to really test the strength of and the relevancy of differentiating factors of the brand, which is a joyful experience because it comes back, and certainly from a research mind, you’re well aware of how important that research could be.

                                                                                                                                                What we are finding is there is increased relevance, increased differentiation in the many brands that are represented by The New York Times Company, particularly The New York Times, primarily because of the competitive landscape.  When indeed other newspaper companies, and other news gathering sources are not investing in the content as much as we are, we become differentiated even more.  And the loyalty factor increases even more.

                                                                                                                                                So from a brand power perspective, from a brand leveraging perspective, the opportunity to leverage the brand even more, we feel as though that is certainly an arrow in our quiver that we think we can utilize fully.

Unidentified Speaker:                              On the trust part of the plan, which is core to your essence, are you tracking metrics against other media, and what is that telling you, whether against The Wall Street Journal, whether against —.

Janet Robinson:                                                          Against all media, and it’s not just newspaper, print-related; this is Internet, this is online print, broadcast, cable.  There are several outlets as far as brand valuation indicators that are provided in the marketplace, but also we do our own research to test brand loyalty and brand power.

Unidentified Speaker:                              Just going back to the question on doing valuations of different assets; with some of your assets being considered trophy-like, and valuations being pretty dependent on you know, buyers interested in specific properties, how are you going about evaluating your evaluations for some of those?  Thanks.

James Follo:                                                                               Well, I wouldn’t say that we, if you’re referring to when we say trophy-like, whether a buyer is willing to pay some price which is potentially out of line with the math, that could be.  But, this is something we spend a great deal of time on; we assess the market, we assess the capital markets, the likely buyers, we assess valuation, but we also assess how we can run the business, how we can improve performance, recognizing some of the revenue head winds that we’re facing.

                                                                                                                                                So it’s something that we spend a great deal of time on.  We are not — I say this regularly — we love all our assets but we’re not married to any one of them.  We took a very objective look, we deal with many advisors when looking at that, and when we feel we can maximize value for the Company long term, that’s when we do a deal.  But we’re not going to do a deal unless we think the valuation is right, and what we’re giving up is getting full value.

                                                                                                                                                The only thing I can say to that is we’re very consistent as we do this on a regular basis.  We are not married to any one asset other than probably The New York Times newspaper.

Unidentified Speaker:                              [Inaudible - microphone unavailable].

Janet Robinson:                                                          Yes, we have grown our Internet audience very, very dramatically, and as I noted in my remarks, with NYTimes.com now being at 20.5 million uniques, up 45 percent from a year earlier, it’s clear that we are scaling quicker than a lot of people.  I’m just going to share a couple of points that we just received, in fact, in the last 24 hours.  NYTimes.com added more new users to total number of users than went to The Wall Street Journal.com in January alone.  In January ‘08, one in eight Americans on the net visited NYTimes.com.  In 2007, traffic grew more than four times faster at NYTimes.com than the overall Internet audience.

                                                                                                                                                We are making sure that we are scaling very quickly to make sure that the audience is very large, that is very engaged, and consequently, the advertising inventory increases, and we are monetizing that.  As we’ve looked strategically at our digital strategy for NYTimes.com — but this holds true really of all of our Internet properties — we are looking at growing the audience and making sure that we are investing in the engagement and the technology tools and the functionality to make the experience very differentiated from what everyone else sees on the Web.  And in light of that, the quality of what we present every day, we think will drive rates.  We already have one of the highest rate structures in regard to RPMs on the Internet with NYTimes.com.  People pay for premium audiences; people pay for premium content, even on the Web.  And if we can increase the scale, and continue to increase the scale I should say, increase the engagement, we think that there is a very strong return in regard to the growth of advertising revenue.

                                                                                                                                                Now, in regard to premium tiers, as you well know, we did something called TimesSelect, which was a premium tier that put our opinions, our columnists behind a paid wall.  We decided in September of last year to take down that wall, primarily because as we did our research, we realized that we were going to be able to scale our audience much quicker if indeed we did that, and to monetize from an advertising perspective, much quicker, and to a larger degree than indeed if we kept that paid wall.

                                                                                                                                                We do not rule out the opportunity to bring back an opportunity for paid content, but right now with the success, the supreme success that we are having in regard to growing the audience, we feel that indeed the advertising revenue that we are bringing in is scaling nicely along with the audience.  It brings more revenue to the Company, and consequently more shareholder value.

                                                                                                                                                I will use just a tidbit of information; yesterday, as you well know, there was a startling story that broke in The New York Times, of all places.  The Web traffic at 2:00 p.m. scaled 60 percent, 60 percent.  When indeed you are able to monetize growth like that on the Internet, that is good for shareholder value.

Unidentified Speaker:                              Can you talk about the shift of advertising spending in the help wanted section it moved online from newspapers, and there’s been a lot of recent weakness in real estate and autos.  Could you talk about how much of that you think is cyclical, how much you think is secular, and how you guys are positioned to take advantage of that move, and are you trading dollars for pennies in that situation, or what?

Janet Robinson:                                                          I think that it’s pretty common knowledge that classified has moved very quickly and very dramatically online, and I think that will continue.  I think there will be a small base of classified advertising in print.  But as you’ve seen, we have entered into partnerships with Monster and Yahoo! and a variety of other newspaper companies have done so, primarily to increase our power and our strength in regard to the Internet classified world.

                                                                                                                                                There are partnerships that can derive strong revenue growth for us in those areas, and the partnerships that you’ve seen crop up across the newspaper industry certainly have brought more revenue into the organization, primarily in the areas of real estate, help wanted, and automotive classified advertising.

                                                                                                                                                I think from a standpoint of cyclical, secular I think it’s a little bit of both, particularly in the help wanted and the real estate areas.  I think that certainly has been affected by the economy, and certainly by the real estate market overall.

                                                                                                                                                So I think from a standpoint of the dollars that you are talking, or the pennies that you are talking about, I think there are ways for us to make these partnerships work to our advantage to capture revenue that we may be losing in regard to the print classified.  And that’s the reason why I think the industry overall, but certainly The Times Company has been very aggressive in really forming those partnerships and expanding them quite dramatically.

James Follo:                                                                               The only thing I would add there is recently in the first part of 2006 in our regional group, which is heavily dependent on Florida, classified real estate was up almost 50 percent on the strength of the market.  Now that classified, really through a good part of 2007, was down dramatically, 20-plus percent, so that gives you some idea of the cyclical forces at work, not to suggest that there’s not secular issues here, but you can’t discount how quickly that’s moved with the market.

Janet Robinson:                                                          I think one of the reasons why you also see a very heavy push on the part of the Times Company in the display area, national and retail in regard to online, and this is true of print as well, is primarily because we do see that migration, we have seen that migration in classified.  So consequently, we have built the focus up in regard to national and retail, which has always been a very strong point as far as The Times, but we are continuing to do that at our other papers as well.

Alexia Quadrani:                                                        I think we’re out of time, but thank you very much for coming.

Janet Robinson:                                                          You’re very welcome.

* * * *

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this presentation are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The New York Times Company and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with our upcoming annual meeting and the notice we received from one of our stockholders.  Information regarding the interests of the directors, executive officers and certain other employees who may be deemed to be participants in the proposal that is the subject of the meeting is included in the proxy statement that we filed in connection with such annual meeting.  The New York Times Company stockholders are strongly advised to read the proxy statement filed in connection with the annual meeting carefully before making any voting or investment decision, as it will contain important information.  Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports we file, for free at the Web site maintained by the Securities and Exchange Commission at www.sec.gov.  Copies of the proxy statement and any amendments and supplements to the proxy statement, and other materials we file, will also be available for free at our Web site at www.nytco.com in the Investors section.